                                                                      Exhibit 21


                                  Subsidiaries


         Company                                              Jurisdiction of Organization
         -------                                              ----------------------------
1.  Citrix Systems Netherlands, B.V.*                         The Netherlands
2.  Citrix Systems VI, Inc.                                   Virgin Islands
3.  Citrix Systems Canada, Inc.                               Canada
4.  Citrix Systems Ges. mbH*                                  Austria
5.  Citrix Systems GmbH*                                      Germany
6.  Citrix Systems UK Limited*                                England
7.  Citrix Systems Japan Kabushiki Kaisha*                    Japan
8.  Citrix Systems Asia Pacific Pty Ltd.*                     Australia
9.  Citrix Systems Singapore Pte Ltd.*                        Singapore
10. Citrix Systems (Research & Development) Ltd. (UK)         England
11. Citrix Capital Corp.                                      Nevada, USA
12. Citrix Systems Italia S.r.L.*                             Italy
13. Viewsoft, Inc.                                            Delaware, USA
14. Citrix Sistemas de Mexico, S de RL De CV                  Mexico
15. Citrix Sistemas do Brasil Ltda                            Brazil
16. Citrix Systems Intl. Gmbh.                                Switzerland
17. Citrix Systems Sweden AB*                                 Sweden
18. Citrix Systems Denmark ApS*                               Denmark
19. Citrix Systems Spain, SL*                                 Spain
20. Citrix Systems Hong Kong Limited*                         Hong Kong
21. Citrix Systemes France SARL*                              France



* Wholly owned subsidiaries of Citrix Systems Intl. Gmbh